Exhibit 99.1

FOR IMMEDIATE RELEASE

HC2 Issues Correction to January 9, 2015 Press Release

HERNDON, VA — (Marketwired) — 1/14/2015 –HC2 Holdings, Inc. (“HC2”) (NYSE MKT HCHC) announced a correction to its press release dated January 9, 2015 related to the issuance of 14,000 shares of Preferred Stock . In this press release, HC2 incorrectly stated that the Series A-2 Preferred Stock representing on an as-converted basis, 0.71% of HC2’s outstanding common stock. The correct percentage is 7.1%. The other information in the January 9, 2015 press release is unchanged.

About HC2

HC2 Holdings, Inc. is a publicly traded (NYSE MKT: HCHC), diversified holding company, which seeks to acquire and grow attractive businesses that generate sustainable free cash flow. HC2 has a diverse array of operating subsidiaries, each with its own dedicated management team, across a broad set of industries, including, but not limited to, telecom/infrastructure, large-scale U.S. construction, energy, and life sciences. HC2 seeks opportunities that generate attractive returns and significant cash flow in order to maximize value for all stakeholders. Currently, HC2’s largest operating subsidiaries are Schuff International, Inc., a leading structural steel fabricator in the United States, and Global Marine Systems Limited, a global offshore engineering company focused on subsea cable installation and maintenance. Founded in 1994, HC2 is headquartered in Herndon, Virginia.

For information on HC2 Holdings, Inc., please contact:

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